UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	December 1, 2005

Annuity and Life Re (Holdings), Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-16561	66-0619270

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cumberland House, 1 Victoria Street, Hamilton, Bermuda	HM 11

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(441) 296-7667

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On December 1, 2005, the Board of Directors (the “Board”) of Annuity and Life Re (Holdings), Ltd. (the “Company”) approved certain changes to the compensation structure for the Company’s non-employee directors to be effective January 1, 2006. Currently, the Company’s non-employee directors are paid a $25,000 annual cash retainer each year on April 4 (or, if such date is not a business day, on the next business day thereafter). In addition, each non-employee director is entitled to receive $1,500 per Board and committee meeting personally attended. The Chairman of the Board (the “Chairman”) and each Committee Chairman are entitled to receive an additional $500 for each such meeting chaired. The Company’s non-employee directors are not currently compensated for attending telephonic meetings. At each Annual General Meeting of the Company’s shareholders, all directors whose terms are to continue also receive immediately exercisable options to acquire 5,000 common shares of the Company, and all directors are reimbursed for travel and other expenses incurred in attending meetings of the Board or its committees.
     Pursuant to the changes to the compensation structure adopted on December 1, 2005, effective January 1, 2006, the Company’s non-employee directors will be paid a $15,000 annual cash retainer each year on April 4 (or, if such date is not a business day, on the next business day thereafter). The Chairman will receive an additional $15,000 cash retainer, bringing the Chairman’s aggregate annual cash retainer to $30,000. Also effective January 1, 2006, each non-employee director will be entitled to receive $2,500 per Board meeting personally attended, as well as $500 per telephonic Board or committee meeting attended, provided such telephonic meeting is more than 30 minutes long. The Company’s Initial Stock Option Plan has also been amended so that, effective January 1, 2006, non-employee directors will no longer receive annual grants of options to acquire common shares of the Company. All directors will continue to be reimbursed for travel and other expenses incurred in attending meetings of the Board or its committees.
Item 8.01. Other Events.
     The 2005 Annual General Meeting of the Shareholders (the “Annual Meeting”) of the Company was held on December 1, 2005. At the Annual Meeting, the Company’s shareholders approved the consummation of the transactions contemplated by the Master Agreement (the “Agreement”), dated August 10, 2005, by and among Annuity and Life Reassurance America, Inc. and Annuity and Life Reassurance, Ltd. (collectively, the “Annuity Subsidiaries”), each a direct or indirect wholly owned operating subsidiary of the Company, and Prudential Select Life Insurance Company of America1 and Wilton Reinsurance Bermuda Limited (collectively, the “Wilton Subsidiaries”), each a direct or indirect wholly owned operating subsidiary of Wilton Re Holdings, Ltd. (“Wilton”). The Agreement provides for the novation to or 100% coinsurance by the Wilton Subsidiaries of the Annuity Subsidiaries’ life and annuity reinsurance treaties identified in the Agreement, effective as of June 30, 2005. As of December 1, 2005, the treaties

[1]	To be renamed Wilton Reassurance Company. Not affiliated with The Prudential Insurance Company of America.

identified in the Agreement comprised all of the Annuity Subsidiaries’ remaining reinsurance treaties. The Company and Wilton intend to close the transactions contemplated by the Master Agreement as expeditiously as possible, subject to the receipt of certain third party consents and insurance regulatory approval from the State of California.
     At the Annual Meeting, the Company’s shareholders also elected Albert R. Dowden and William H. Mawdsley, III to serve as directors of the Company, with terms expiring in 2008 and 2006, respectively. Accordingly, the Company’s board of directors currently consists of Messrs. Dowden and Mawdsley, as well as Martin A. Berkowitz, who serves as chairman of the board, Michael P. Esposito, Jr. and Jeffrey D. Watkins. Also at the Annual Meeting, the Company’s shareholders ratified the selection Marcum & Kliegman LLP as the Company’s independent registered public accounting firm for 2005 and authorized the Company’s Audit Committee to set the remuneration for Marcum & Kliegman LLP.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANNUITY AND LIFE RE (HOLDINGS), LTD.

Date: December 5, 2005	By:	/s/ John W. Lockwood

John W. Lockwood Chief Financial Officer